Exhibit 10.2

LOAN AGREEMENT

By and between

PUBLIC FINANCE AUTHORITY

and

SKY HARBOUR CAPITAL III, LLC

Dated as of January 1, 2026

Relating to

$150,000,000
Public Finance Authority

Revenue Bonds

(Sky Harbour Capital III LLC Aviation Facilities Project),

Series 2026

i

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended and supplemented from time to time, the “Loan Agreement”), made and dated as of January 1, 2026, by and between PUBLIC FINANCE AUTHORITY (together with its successors and assigns, the “Issuer”), a joint powers commission created under Section 66.0304 of the Wisconsin Statutes, a unit of government and a body corporate and politic organized and existing under the laws of the State of Wisconsin with the powers, among others, set forth in Sections 66.0301, 66.0303 and 66.0304, as amended, of the Wisconsin Statutes (the “Act”), and SKY HARBOUR CAPITAL III, LLC (together with its successors and assigns, the “Borrower”).

W I T N E S S E T H T H A T :

WHEREAS, the Issuer is authorized and empowered under the Act and by the Joint Exercise Agreement (as defined in the hereinafter defined Indenture) to, among other things, issue bonds, notes or other evidences of indebtedness in connection with, and to make loans to assist in the financing and refinancing of, “projects” (as defined in the Act) located inside and outside of the State of Wisconsin;

WHEREAS, the Borrower has applied for the financial assistance of the Issuer in the financing or refinancing of the 2026 Project (as hereinafter defined);

WHEREAS, the Issuer has authorized the issuance of its airport facilities revenue bonds in the principal amount of $150,000,000 designated “Public Finance Authority Revenue Bonds (Sky Harbour Capital III LLC Aviation Facilities Project), Series 2026” (the “Series 2026 Bonds”), the proceeds of which will be used to: (i) finance or refinance, directly or indirectly, all or a portion of the projects described in Exhibit C to the Trust Indenture (collectively, the “2026 Project”), (ii) fund the deposit to the Debt Service Reserve Fund for the Series 2026 Bonds, (iii) pay capitalized interest on the Series 2026 Bonds, and (iv) pay the costs of issuance of the Series 2026 Bonds;

WHEREAS, the facilities comprising the 2026 Project are located within the territorial limits of the political subdivisions listed on Schedule I hereto (the “Project Jurisdictions”), which political subdivisions have approved the financing of the respective facilities located therein by the issuance of the Series 2026 Bonds;

WHEREAS, based on representations of the Borrower but without independent investigation, the Issuer has found and determined that the financing and refinancing of the 2026 Project will promote significant economic, cultural and community development opportunities, including the creation or retention of employment, the stimulation of economic activity and the promotion of improvements in the health, safety and welfare of persons living and working in the Project Jurisdictions and nearby communities;

WHEREAS, the Issuer has issued the Series 2026 Bonds pursuant to a Trust Indenture dated as of January 1, 2026 (the “Trust Indenture”), between the Issuer and UMB Bank, N.A., as bond trustee (the “Bond Trustee”);

WHEREAS, the Issuer is authorized, by a Bond Resolution adopted by its Board of Directors (as amended, the “Series 2026 Bond Resolution”) to issue the Series 2026 Bonds and loan the proceeds of the Series 2026 Bonds to the Borrower pursuant to this Loan Agreement, which specifies the terms and conditions of a loan by the Issuer to the Borrower of the proceeds of the Series 2026 Bonds to provide for financing of the 2026 Project and of the payment by the Borrower to the Issuer of amounts sufficient for the payment of the principal of, premium, if any, or interest on the Bonds and costs incidental thereto;

WHEREAS, the Issuer and the Borrower have each duly authorized the execution, delivery and performance of this Loan Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, covenants and agreements herein set forth, the Issuer and the Borrower, each binding itself and its successors and assigns, do mutually promise, covenant and agree as follows (provided that in the performance of the agreement of the Issuer herein contained, any obligation it may incur for the payment of money shall not constitute an indebtedness or other liability of the State of Wisconsin or of a political subdivision of the State of Wisconsin, except the Issuer, but any such obligation shall be a special limited obligation payable solely out of Trust Estate):

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1.    Definitions. For the purposes of this Loan Agreement, the following words and terms shall have the respective meanings set forth as follows, and any capitalized word or term used but not defined herein is used as defined in the Trust Indenture:

“Authorized Representative” means, in the case of the Borrower, any manager, the chief executive officer, the president, the chief financial officer, treasurer, the chief legal officer, the secretary, vice president or any other authorized designee of the managers of the Borrower, and when used with reference to any act or document of the Borrower, also means any other person authorized to perform the act or execute the document on behalf of the Borrower.

“Bond” or “Bonds” means the Series 2026 Bonds and any Additional Bonds.

“Closing Date” means the date of issuance of the Series 2026 Bonds.

“Custodian” means UMB Bank, N.A., and is successors and assigns, as custodian of the 2026 Bond Surplus Cash Flow Account established pursuant to the SKY IV Guaranty and that certain Account Control Agreement, of even date herewith, by and among SKY IV, the Custodian and the Trustee.

“Drawdown Note Agreement” means Draw Down Note Purchase and Continuing Covenant Agreement, dated as of September 4, 2025, as amended from time to time, by and among Sky Harbour Capital II LLC and the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, sole bookrunner and sole lead arranger.

“Event of Default” means an Event of Default as defined in Section 5.1 hereof.

“Extraordinary Services” and “Extraordinary Expenses” means all services rendered or all fees and expenses incurred, as applicable, by the Bond Trustee under the Trust Indenture other than Ordinary Services or Ordinary Expenses, as applicable.

“Guarantors” means, collectively, the Parent Guarantor and SKY IV.

“Indemnified Parties” shall have the meaning set forth in Section 7.11 hereof.

“Investment Proceeds” shall have the meaning ascribed thereto in the applicable Treasury regulations.

“Issuance Costs” means costs incurred by or on behalf of the Borrower in connection with the issuance of the Bonds by the Issuer.

“Issuer Indemnified Person” means, collectively, (i) the Sponsors, (ii) the Members and (iii) each and all of the Issuer’s, Sponsors’ and the Members’ respective past, present and future directors, board members, governing members, trustees, commissioners, elected or appointed officials, officers, employees, Authorized Signatories, attorneys, contractors, subcontractors, agents and advisers (including, without limitation, counsel and financial advisers) and each of their respective heirs, successors and assigns.

“Issuer’s Annual Fee” means the Issuer’s annual administration fee determined and payable in the amounts and at the times specified in Section 3.3 hereof.

“Material Adverse Effect” shall mean (a) a material adverse change in the financial condition of the Borrower; or (b) any event or occurrence of whatever nature which would materially and adversely change (i) the Borrower’s ability to perform its obligations under any Borrower Financing Document; or (ii) the Bond Trustee’s security interests in the security pledged thereunder.

“Member” means the parties to the Joint Exercise Agreement and any political subdivision that becomes a member of the Issuer pursuant to the Joint Exercise Agreement.

“Net Bond Proceeds” shall have the meaning ascribed to such term in the Code.

“Nonpurpose Investment” shall have the meaning ascribed to such term in the Code.

“Ordinary Services” and “Ordinary Expenses” means those services normally rendered or those fees and expenses normally incurred, as applicable, by a trustee under instruments similar to the Trust Indenture prior to the occurrence of an event of default, including without limitation, fees and expenses of the Bond Trustee as Paying Agent and bond registrar, and as custodian of the Funds under the Trust Indenture.

“Parent Guaranty” means the Guaranty, dated as of the Closing Date, by Sky Harbour LLC (the “Parent Guarantor”) in favor of the Bond Trustee, as supplemented and amended from time to time.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by Sky Harbour Holdings IV LLC in favor of the Bond Trustee, as supplemented and amended from time to time.

“Proceeds” means the Sale Proceeds and Investment Proceeds of the Series 2026 Bonds.

“Project Costs” means the cost of acquisition, construction, reconstruction, renovation, rehabilitation, improvement and expansion of a Project, including the cost of the acquisition of all land, rights‑of-way, property rights, leasehold interests, easements and interests, the cost of all machinery and equipment, financing charges, interest prior to and during construction and for one year after completion of construction whether or not capitalized, necessary reserve funds, cost of estimates and of engineering and legal services, plans, specifications, surveys, estimates of cost and of revenue, other expenses necessary or incident to determining the feasibility and practicability of acquiring, constructing, reconstructing, improving and expanding the facilities of a Project, administrative expense and such other expense as may be necessary or incident to the acquisition, construction, reconstruction, improvement and expansion thereof, the placing of the same in operation and the financing or refinancing of a Project, including the refunding of any outstanding obligations, mortgages or advances issued, made or given by any Person for any of the aforementioned costs, and any other cost permitted to be paid out of proceeds of the Bonds by the Act; provided, however, that Issuance Costs are not Project Costs.

“Sale Proceeds” means all amounts already or constructively received from the sale of the Series 2026 Bonds, including amounts used to pay underwriter’s discount or compensation.

“Security Documents” means, collectively, the SKY IV Guaranty, the Parent Guaranty, and the Pledge and Security Agreement.

“SKY IV Guaranty” means the Guaranty, dated as of the Closing Date, by Sky Harbour Holdings IV LLC (“SKY IV”) in favor of the Bond Trustee, as supplemented and amended from time to time.

“Sponsor” means the National League of Cities, the National Association of Counties, the Wisconsin Counties Association, the League of Wisconsin Municipalities, and any other Person that is identified by the Issuer as an organization sponsoring the Issuer.

Section 1.2.    Interpretation. In this Loan Agreement:

(a)    The terms “hereby”, “hereof’, “hereto”, “herein”, “hereunder” and any similar terms, as used in this Loan Agreement, refer to this Loan Agreement, and the term “hereafter” means after, and the term “heretofore” means before, the date of this Loan Agreement.

(b)    Words of the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular number mean and include the plural number and vice versa.

(c)    Words importing persons include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

(d)    Any headings preceding the texts of the several Articles and Sections of this Loan Agreement, and any table of contents appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Loan Agreement, nor shall they affect its meaning, construction or effect.

(e)    Nothing contained in this Loan Agreement shall be construed to cause the Borrower to become the agent for the Issuer or the Bond Trustee for any purpose whatsoever, nor shall the Issuer or the Bond Trustee be responsible for any shortage, discrepancy, damage, loss or destruction of any part of a Project wherever located or for whatever cause.

(f)    All approvals, consents and acceptances required to be given or made by any person or party hereunder shall be at the reasonable discretion of the party whose approval, consent or acceptance is required, except to the extent otherwise specified herein.

(g)    All notices to be given hereunder shall be given in writing within a reasonable time unless otherwise specifically provided.

(h)    This Loan Agreement shall be governed by and construed in accordance with the applicable laws of the State of Wisconsin.

(i)    If any provision of this Loan Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such provision shall not affect any of the remaining provisions hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.    Representations by the Issuer. The Issuer represents that:

(a)    The Issuer is a joint powers commission under the Act, the “commission” under Section 66.0304 of the Wisconsin Statutes, and a unit of government and body corporate and politic created and validly existing under the laws of the State of Wisconsin; and has full power and authority under the Act to adopt the Series 2026 Bond Resolution approving the Series 2026 Bonds and the Issuer Financing Documents; to enter into, perform its obligations under, and exercise its rights under the Issuer Financing Documents; and when executed and delivered by the respective parties thereto, the Issuer Financing Documents will constitute the legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium and other laws relating to or affecting creditors’ rights, by the application of equitable principles, by the exercise of judicial discretion in appropriate cases and by the limitation on legal remedies against joint powers commissions or governmental units of the State of Wisconsin.

(b)    By official action of the Issuer prior to or concurrently herewith, the Issuer has authorized and approved the execution and delivery of the Issuer Financing Documents and the consummation by the Issuer of the transactions contemplated thereby.

(c)    To the knowledge of the Issuer, there are no actions, suits, proceedings, inquiries, or investigations, at law or in equity, before or by any court, governmental agency, public board or body, pending against the Issuer seeking to restrain or enjoin the sale or issuance of the Series 2026 Bonds, or in any way contesting or affecting any proceedings of the Issuer taken concerning the sale thereof, the pledge or application of any moneys or security provided for the payment of the Bonds, in any way contesting the validity or enforceability of the Issuer Financing Documents or contesting in any way the existence or powers of the Issuer relating to the authorization, issuance and sale of the Bonds.

(d)    The execution and delivery by the Issuer of the Issuer Financing Documents and compliance with the provisions on the Issuer’s part contained therein will neither (i) materially conflict with nor constitute a material breach of or default under any applicable State of Wisconsin or federal law, administrative regulation, judgment, or decree, nor (ii) result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer under the terms of any such applicable State of Wisconsin or federal law, administrative regulation, judgment, or decree, except as provided by the Issuer Financing Documents.

(e)    The execution and delivery by the Issuer of the Issuer Financing Documents and compliance with the provisions on the Issuer’s part contained therein will neither (i) materially conflict with nor constitute a material breach of or default under any loan agreement, indenture, bond, note, resolution, agreement, or other instrument to which the Issuer is a party or is otherwise subject, nor (ii) result in the creation or imposition of any lien, charge or other security interest or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer under the terms of any such loan agreement, indenture, bond, note, resolution, agreement, or other instrument to which the Issuer is a party or is otherwise subject, except as provided by the Issuer Financing Documents.

No Issuer Indemnified Person (including any Issuer Indemnified Person who executes any certificate in connection with the Series 2026 Bonds that restates or certifies as to the truth and accuracy thereof) shall be individually liable for the breach by the Issuer of any representation or covenant contained in this Loan Agreement or the Trust Indenture.

Section 2.2.    Representations by the Borrower. The Borrower represents and warrants to the Issuer that, as of the date of execution of this Loan Agreement and as of the date of delivery of the Series 2026 Bonds to the initial purchasers thereof (such representations and warranties to survive the issuance of the Series 2026 Bonds and remain operative and in full force and effect regardless of the issuance of the Series 2026 Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)    The Borrower has been duly organized, validly exists and is in good standing under the laws of its state of organization, has full legal right, power and authority to enter into this Loan Agreement and the other Borrower Financing Documents, and to carry out and consummate all transactions contemplated hereby and by the Borrower Financing Documents, and by proper organizational action has duly authorized the execution, delivery and performance of this Loan Agreement and the Borrower Financing Documents.

(b)    The officers of the Borrower executing this Loan Agreement and the Borrower Financing Documents are duly and properly in office and fully authorized to execute the same.

(c)    This Loan Agreement and the Borrower Financing Documents have been duly authorized, executed and delivered by the Borrower.

(d)    (i) The rights of the Issuer under this Loan Agreement and the Borrower Financing Documents, when assigned to the Bond Trustee pursuant to the Trust Indenture, will constitute the legal, valid and binding agreements of the Borrower enforceable against the Borrower by the Bond Trustee in accordance with their terms, including, without limitation, by the Bond Trustee for the benefit of the Owners of the Bonds, and (ii) the agreements, obligations, and undertakings of the Borrower in respect of the Unassigned Rights constitute the legal, valid, and binding agreements of the Borrower enforceable against the Borrower (A) by the Issuer in its own right, or (B) in the case of the rights of any Issuer Indemnified Person (including, without limitation, the right of any Issuer Indemnified Person to indemnification and immunity from liability), by such Issuer Indemnified Person in his, her or its own right in accordance with their respective terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity and by public policy.

(e)    The execution and delivery of this Loan Agreement and the Borrower Financing Documents, the consummation of the transactions herein and therein contemplated and the fulfillment of or compliance with the terms and conditions hereof and thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) under the organizational documents of the Borrower, any applicable law or administrative rule or regulation, or any applicable court or administrative decree or order, or any trust indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Borrower is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower, which conflict, violation, breach, default, lien, charge or encumbrance might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement or the Borrower Financing Documents, or the financial condition, assets, properties or operations of the Borrower.

(f)    No consent or approval of any bond trustee or holder of any indebtedness of the Borrower or any guarantor of indebtedness of or other provider of credit or liquidity of or to the Borrower, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except with respect to any state securities or “blue sky” laws) is necessary in connection with the execution and delivery of this Loan Agreement or the Borrower Financing Documents, or the consummation of any transaction herein or therein contemplated, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

(g)    There is no action, suit, proceeding, inquiry or investigation, before or by any court or federal, state, municipal or other governmental authority, pending, or to the knowledge of the Borrower, after reasonable investigation, threatened, against or affecting the Borrower or the assets, properties or operations of the Borrower which, if determined adversely to the Borrower or its interests, would have a material adverse effect upon the consummation of the transactions contemplated by, or the validity of, this Loan Agreement or the Borrower Financing Documents, or upon the financial condition, assets, properties or operations of the Borrower, and the Borrower is not in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement or the Borrower Financing Documents, or the financial condition, assets, properties or operations of the Borrower. All tax returns (federal, state and local) required to be filed by or on behalf of the Borrower have been filed, and all taxes shown thereon to be due, including interest and penalties, except such, if any, as are being actively contested by the Borrower in good faith, have been paid or adequate reserves have been made for the payment thereof which reserves, if any, are reflected in the audited financial statements described therein.

(h)    No written information, exhibit or report furnished to the Issuer by the Borrower in connection with the Borrower’s application for financing or by the Borrower or its representatives in connection with the negotiation of this Loan Agreement or the Borrower Financing Documents, regardless of whether the Issuer is a party thereto (including, without limitation, any financial statements, if any, whether audited or unaudited, and any other financial information provided in connection therewith) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representation and warranty in this Section 2.2(h) is made only to the Issuer and may not be relied upon by any other Person.

ARTICLE III
THE LOAN

Section 3.1.    Loan Clauses.

(a)    Subject to the conditions and in accordance with the terms of this Loan Agreement, the Issuer agrees (i) to issue the Series 2026 Bonds and cause the Bond Trustee to deposit such amounts in accordance with the terms of the Trust Indenture and (ii) to loan the proceeds of the Series 2026 Bonds to the Borrower in exchange for loan payments equal to the principal and interest due on the Bonds on each Interest Payment Date and Principal Payment Date. Concurrently, with the sale of the Series 2026 Bonds and to further evidence and secure the Borrower’s obligation to make loan payments under this Loan Agreement, the Borrower has executed and delivered the Borrower Financing Documents.

(b)    The loan of the proceeds of the Series 2026 Bonds (the “Loan”) shall be made available at the time of delivery of the Series 2026 Bonds and receipt of payment therefor by the Issuer against receipt by the Bond Trustee of this Loan Agreement duly executed and delivered to evidence the pecuniary indebtedness of the Borrower hereunder and the security interest of the Bond Trustee in the Trust Estate pledged under the Trust Indenture. As and for the Loan, the Issuer shall apply the proceeds of the Series 2026 Bonds as provided in the Trust Indenture on the terms and conditions therein prescribed. The Borrower agrees the proceeds of the Series 2026 Bonds will be applied, directly or indirectly, to a portion of the costs of the 2026 Project.

(c)    The Borrower hereby agrees to pay or cause to be paid to the Debt Service Fund, or before each payment date, a sum equal to the payments due on the Bonds on such payment date, less amounts already on deposit in the Debt Service Fund, if any, and available for that purpose. On the Business Day immediately prior to any date on which principal, Purchase Price or Redemption Price of, or interest on, the Bonds is due, if insufficient moneys are then on deposit in the Debt Service Fund and available therefor, the Borrower shall, prior to 10:00 a.m. New York City time on such date, pay to the Bond Trustee for deposit in the Debt Service Fund the amount necessary (in immediately available funds, as necessary) for the payment of such principal, interest, and premium, if any, due on such date. In addition, the Borrower shall pay to the Bond Trustee, as and when the same shall become due, all other amounts due under the General Financing Documents, together with interest thereon at the then applicable rate as set forth herein.

(d)    The Borrower shall have the option to prepay its payment obligations hereunder in whole or in part at the times and in the manner provided in Article VI hereof and in accordance with the Trust Indenture. The Borrower hereby agrees to prepay their payment obligations hereunder in the amount required to effect a redemption (at the applicable Redemption Price) of the Bonds in whole or in part at the times and in the manner provided in Article VI hereof and in accordance with the Trust Indenture.

(e)    At its option, to be exercised on or before the forty-fifth (45th) day next preceding the date any Bonds are to be redeemed from mandatory Sinking Fund Payments, provided no Event of Default has occurred and is continuing, the Borrower may deliver to the Bond Trustee Bonds which are subject to mandatory Sinking Fund Payment redemption in an aggregate principal amount not in excess of the principal amount of Bonds to be so redeemed on such date. Each Bond so delivered shall be credited by the Bond Trustee at 100% of the principal amount thereof against the obligation of the Borrower to make the next payment with respect to principal on the Bonds.

(f)    If the Bond Trustee has not received payment by 12:00 p.m., New York City time, on the Business Day prior to the date on which principal, Purchase Price or Redemption Price of or interest on the Bonds is due, the Bond Trustee shall immediately make oral and facsimile demand to the Borrower for such amount with overnight confirmation.

(g)    If the amounts in the applicable account of the Debt Service Reserve Fund are not at the level of the applicable Debt Service Reserve Fund Requirement, the Borrower shall on or before the fifteenth (15th) day of the month next following the date the Borrower is notified of such deficiency, deposit with the Bond Trustee sufficient moneys to meet the applicable Debt Service Reserve Fund Requirement under the Trust Indenture. No withdrawal from the Debt Service Reserve Fund to make up for a deficiency in the Debt Service Fund shall be deemed to cure any failure by the Borrower to pay or cause to be paid the amounts required by Section 3.1(c hereof when due.

Section 3.2.    Other Amounts Payable and Other Obligations.

(a)    The Borrower hereby further expressly agrees to pay an amount equal to (i) the initial and annual fees of the Bond Trustee for the Ordinary Services of the Bond Trustee rendered and its Ordinary Expenses incurred under the Trust Indenture, including its reasonable fees and expenses as registrar and in connection with preparation of new Bonds upon exchanges or transfers, and the reasonable fees and expenses of Bond Trustee’s counsel, (ii) the reasonable fees and expenses of the Bond Trustee, and any Paying Agents on the Bonds for acting as such as provided in the Trust Indenture, including the reasonable fees and expenses of its and their counsel, (iii) the reasonable fees and expenses of the Bond Trustee for Extraordinary Services rendered by it and Extraordinary Expenses incurred by it under the Trust Indenture, including reasonable counsel fees and expenses, (iv) the fees and expenses of the Issuer, including the fees and expenses of its counsel, incurred by the Issuer as a result of an Event of Default or otherwise enforcing this Loan Agreement, and (v) any other sums required to be paid by the Borrower under the terms of the Trust Indenture. Scheduled fees and expenses shall be paid on or before the scheduled due date. Unscheduled fees and expenses will be paid on the specified due date, or if the due date is fewer than 30 days from receipt, within 30 days of receipt.

(b)    The Borrower agrees to pay or cause to be paid all amounts payable by it in connection with compliance with Section 148 of the Code, including any expenses of the Issuer incurred in connection with rebate compliance pursuant to the Trust Indenture at the time and in the manner therein provided.

(c)    The Borrower agrees to fund, replenish and maintain all amounts required to be funded, replenished and maintained in the Funds and Accounts established in and as required by Article V of the Trust Indenture.

(d)    The Borrower agrees to perform all obligations required to be performed by them under the Trust Indenture in accordance with its terms.

Section 3.3.    Additional Payments. In addition to the payments set forth in Section 3.1 and 3.2 hereof, the Borrower shall also pay to the Issuer or to the Bond Trustee, as the case may be, “Additional Payments,” as follows:

(a)    All taxes and assessments of any type or character charged to the Issuer or to the Bond Trustee affecting the amount available to the Issuer or the Bond Trustee from payments to be received hereunder or in any way arising due to the transactions contemplated hereby (including taxes and assessments assessed or levied by any public agency or governmental authority of whatsoever character having power to levy taxes or assessments) but excluding franchise taxes based upon the capital and/or income of the Bond Trustee and taxes based upon or measured by the net income of the Bond Trustee; provided, however, that the Borrower shall have the right to protest any such taxes or assessments and to require the Issuer or the Bond Trustee, at the Borrower’s expense, to protest and contest any such taxes or assessments levied upon them and that the Borrower shall have the right to withhold payment of any such taxes or assessments pending disposition of any such protest or contest unless such withholding, protest or contest would adversely affect the rights or interests of the Issuer or the Bond Trustee;

(b)    The fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Issuer or the Bond Trustee in connection with the performance of its duties hereunder or in the Trust Indenture and to prepare audits, financial statements, reports, opinions or provide such other services required under this Loan Agreement, the Borrower Financing Documents or the Trust Indenture, including, but not limited to, any audit or inquiry by the Internal Revenue Service or any other governmental body; and

(c)    The fees and expenses of the Issuer, including the Issuer’s Annual Fee, or any agent or attorney selected by the Issuer to act on its behalf in connection with this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture, including, without limitation, any and all expenses incurred in connection with the authorization, issuance, sale and delivery of any such Bonds or in connection with any litigation, investigation, inquiry or other proceeding which may at any time be instituted involving this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture or any of the other documents contemplated thereby, or in connection with the reasonable supervision or inspection of the Borrower, its properties, assets or operations or otherwise in connection with the administration of this Loan Agreement and the Borrower Financing Documents.

Such Additional Payments shall be billed to the Borrower by the Issuer or the Bond Trustee from time to time, together with a statement certifying that the amount billed has been incurred or paid by the Issuer or the Bond Trustee for one or more of the above items. After such a demand, amounts so billed shall be paid by the Borrower within thirty (30) days after receipt of the bill by the Borrower. Notwithstanding the foregoing, the Issuer may, but shall not be required to, submit a bill to the Borrower for payment of the Issuer’s Annual Fee. The Issuer’s Annual Fee shall be paid in semiannual installments on the six (6) month anniversary of the Closing Date and subsequently on the same day every sixth (6th) month thereafter (or such other semiannual dates as are specified by the Issuer). The amount of each semiannual payment shall be determined by multiplying (i) the principal amount of the Series 2026 Bonds Outstanding as of the last day of the calendar month preceding the installment payment due date by (ii) 0.02 percent (2 basis points) by (iii) one half (1/2). If applicable, the amount of the Issuer’s Annual Fee for the first and last periods shall be prorated. Any invoice furnished to the Borrower by the Issuer or the Bond Trustee pursuant to this Section 3.3 shall be deemed to constitute a written notice under Section 5.1(b) sufficient to cause the 30-day period specified in said Section 5.1(b) to commence.

Section 3.4.    Manner of Payment. The payments provided for in Section 3.1 hereof shall be made by any reasonable method providing immediately available funds at the time and place of payment directly to the Bond Trustee for the account of the Issuer and shall be deposited in the Debt Service Fund or the Debt Service Reserve Fund, as appropriate. The Additional Payments provided for in Sections 3.2 and 3.3 shall be made in the same manner directly to the entitled party or to the Bond Trustee for its own use or disbursement to the Paying Agents.

Section 3.5.    Obligation Unconditional. The obligations of the Borrower under this Loan Agreement and the other Borrower Financing Documents shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment or counterclaim it might otherwise have against the Issuer or the Bond Trustee. The Borrower will not suspend or discontinue any such payment or terminate this Loan Agreement (other than in the manner provided for hereunder) for any cause, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute failure of consideration, failure of title, or commercial frustration of purpose, or any damage to or destruction of the Project, or the taking by eminent domain of title to or the right of temporary use of all or any part of the Project, or any change in the tax or other laws of the United States, the State of Wisconsin or any political subdivision of either thereof; or any failure of the Issuer or the Bond Trustee to perform and observe any agreement or covenant, whether expressed or implied, or any duty, liability or obligation arising out of or connected with the Borrower Financing Documents.

Section 3.6.    Usury. Notwithstanding any provision of the General Financing Documents to the contrary, it is hereby agreed by and between the Issuer and the Borrower that in no event (including without limitation the acceleration of maturity of the Bonds or the redemption of the Bonds pursuant to the General Financing Documents) shall the amount of loan payments contracted for, charged, received, reserved or taken in connection with the loan arrangements made hereunder, if and to the extent such loan payments (or a portion thereof) are treated as interest for purposes of state law (“Interest”), exceed the amount of interest which could have been contracted for, charged, reserved, received or taken at the Maximum Rate. For purposes of this Section, to the maximum extent permitted by law, the rate of interest attributable to loan payments shall be determined by: (i) spreading payments over the term of this loan payments; (ii) if appropriate, characterizing payments as a premium for the privilege of making an optional prepayment of an obligation; and (iii) giving effect to the provisions of any other General Financing Document which require the cancellation or refunding of Interest. Excess interest, if any after the application of the foregoing provisions, provided for in the General Financing Documents shall be cancelled automatically as of the date of such acceleration, redemption or purchase or, if theretofore paid, shall be credited to future loan payments or if all loan payments have been, or would thereby be, paid in full, refunded to the Borrower. However, in lieu of such cancellation or refund, the Bond Trustee shall (if requested by the holders of all of the Outstanding Bonds affected), to the extent permitted by applicable law, delay the date on which any payment is due hereunder or under any of the General Financing Documents until the earliest Business Day that will result in the payment of Interest at a rate not in excess of the Maximum Rate.

Section 3.7.    Issuance of Additional Bonds.

(a)    If the Borrower is not in default hereunder or under the Borrower Financing Documents, the Issuer may, in its absolute discretion, on written request of an Authorized Representative of the Borrower, from time to time, issue additional Bonds, in aggregate amounts as requested by the Borrower, but only for the purposes and upon the terms and conditions stated herein, in the Trust Indenture and in the Act. Additional Bonds shall be issued only for the purposes permitted in Article II of the Trust Indenture. In each case, the costs of the issuance and sale of the Additional Bonds and capitalized interest for any construction period and other costs reasonably related to the financing as shall be agreed upon by the Borrower and the Issuer shall be included in the cost thereof.

(b)    No Additional Bonds shall be issued unless (1) the terms of such Additional Bonds, the purchase price to be paid therefor and the manner in which the proceeds therefrom are to be disbursed shall have been approved in writing by the Borrower and the Issuer, (2) the Borrower and the Issuer, as applicable, shall have entered into supplements to the General Financing Documents reaffirming the representations and covenants of the Issuer and the Borrower therein contained, describing the completion, restoration, additions, extensions, improvements or facilities, if any, to be acquired and constructed or performed and making provisions for the conveyance, transfer and securing of such real property or interests therein as may be necessary or required therefor, and adjusting the aggregate amount payable hereunder to an amount sufficient to pay, as and when the same matures and becomes due, the principal or Redemption Price, if any, of and interest on such Additional Bonds and other amounts due under the General Financing Documents, and (3) the Issuer and the Bond Trustee shall have entered into a Supplemental Indenture authorizing the issuance of such Additional Bonds and setting forth the terms thereof and describing or otherwise identifying any real or personal property to be secured by the Trust Indenture in connection with the issuance of such Additional Bonds, and the Issuer shall have otherwise complied with the provisions of the Trust Indenture and the Act with respect to the issuance of such Additional Bonds.

Section 3.8.    Effective Date and Term.

(a)    This Loan Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force from such date and, subject to the provisions hereof (including particularly Articles V and VI), and shall expire on such date as the Trust Indenture shall be discharged and satisfied in accordance with the provisions of Article 12 thereof. The Borrower’s obligations under Sections 3.13, 5.3, 7.10 and 7.11 hereof, however, shall survive the expiration of this Loan Agreement in accordance with the provisions of said Sections.

(b)    Within sixty (60) days of such expiration, the Issuer (subject to Section 7.13 hereof) shall deliver to the Borrower any documents and take or cause the Bond Trustee, at the Borrower’s expense, to take any such reasonable actions as may be necessary to effect the cancellation, release and satisfaction of the Trust Indenture and the General Financing Documents.

Section 3.9.    Security for Borrower’s Performance.

(a)    This Loan Agreement represents the obligation of the Borrower. The full faith and credit of the Borrower is pledged to pay all sums due or to become due hereunder. The obligations hereunder are secured by the terms and provisions of the Security Documents.

Section 3.10.    Special Services Covenant. The Borrower shall cause the 2026 Project to continue to be operated for its original intended purpose as long as any Series 2026 Bonds remain Outstanding; provided, however, the Issuer, upon review of such facts as it deems relevant, may, from time to time, allow the Borrower to provide alternative services which provide public benefit to the applicable Project Jurisdiction and its residents, or deem this special services covenant to be satisfied in whole or in part.

Section 3.11.    Agreement to Construct 2026 Project; Completion Certificate.

(a)    The Borrower shall cause the 2026 Project to be acquired, constructed and improved with due diligence and pursuant to the requirements of the applicable laws of the State of Wisconsin in all material respects.

(b)     The Borrower shall deliver to the Bond Trustee within 90 days after the final completion of each component of the 2026 Project a certificate (the “Completion Certificate”) of the Borrower to the effect that:

(i)    Such component of the 2026 Project has been completed substantially in accordance with the plans and specifications for such component of the 2026 Project prepared by an architect, as then amended, and the date of completion;

(ii)    The cost of such component of the 2026 Project has been fully paid for and no claim or claims exist against the Borrower or against the 2026 Project out of which a lien based on furnishing labor or material exists or might ripen; provided, however, there may be excepted from the foregoing statement any claim or claims out of which a lien exists or might ripen in the event that the Borrower intends to contest such claim or claims in accordance with this Loan Agreement, in which event such claim or claims shall be described; provided, further, that it shall be stated that moneys are on deposit in the Series 2026 Construction Account sufficient to make payment of the full amount that might in any event be payable in order to satisfy such claim or claims; provided, further, that there may also be excepted from the foregoing statement any claim that has been insured over pursuant to an endorsement to any title insurance;

(iii)    All permits, certificates and licenses necessary for the occupancy and use of such component of the 2026 Project have been obtained and are in full force and effect; and

(iv)    Indicating if such Completion Certificate is for the final component of the 2026 Project (the “Final Completion Certificate”).

Section 3.12.    Requisition. The Borrower shall be entitled to disbursements of moneys in the Series 2026 Construction Account to pay, directly or indirectly, all or a portion of the costs related to the 2026 Project, including through contributions to one or more of its affiliates to pay such costs. Disbursements from the Series 2026 Construction Account shall be made (A) with respect to the Addison Phase II Project (as described in Exhibit B to the Bond Indenture), (i) upon the Bond Trustee’s receipt of a requisition in the form attached hereto as Exhibit A, and (ii) so long as an Event of Default under this Loan Agreement or any of the other General Financing Documents shall not have occurred and be continuing unless such Event of Default shall have been waived pursuant to the terms hereof, and (B) (i) with respect to any other component of the 2026 Project, only upon such component becoming a Borrowing Base Project (as defined in the Drawdown Note Agreement) as certified by the Borrower to the Bond Trustee, (ii) in the amount up to the total amount reasonably expected by the Borrower to be necessary to complete such component of the 2026 Project, taking into account the other available sources of funding therefor, as certified by the Borrower to the Bond Trustee, (iii) upon the Bond Trustee’s receipt of a requisition in the form attached hereto as Exhibit A, and (iv) so long as an Event of Default under this Loan Agreement or any of the other General Financing Documents shall not have occurred and be continuing unless such Event of Default shall have been waived pursuant to the terms hereof. The Bond Trustee shall keep a record of all requisitions submitted by the Borrower.

Section 3.13.    Borrower Required to Pay Costs of the 2026 Project if Construction Accounts Insufficient. If the moneys in the Series 2026 Construction Account and the proceeds of the Series 2026 Bonds available for payment of the costs of the 2026 Project (collectively, the “Available Series 2026 Construction Proceeds”) are not sufficient to pay the costs thereof in full, the Borrower agrees to cause one or more of its affiliates to complete the acquisition, construction, renovation, equipping and installation of the 2026 Project and to pay all that portion of costs of the 2026 Project as may be in excess of the Available Series 2026 Construction Proceeds. The Issuer does not make any warranty, either express or implied, that the Available Series 2026 Construction Proceeds will be sufficient to pay all the costs which will be incurred in that connection. The Borrower agrees that if, after exhaustion of the Available Series 2026 Construction Proceeds, the Borrower pays or causes to be paid any portion of the costs of the 2026 Project pursuant to the provisions of this Section, it will not be entitled to any reimbursement therefor from the Issuer or from the Bond Trustee or from the owners of any of the Series 2026 Bonds, nor will it be entitled to any diminution of the loan payments payable hereunder. The obligation of the Borrower to complete the construction of the 2026 Project will survive any termination of this Loan Agreement.

ARTICLE IV
COVENANTS OF THE BORROWER

Section 4.1.    Compliance with Bond Indenture. The Borrower covenants and agrees that, during the term of this Loan Agreement, it will at all times comply in all material respects with the requirements of the Bond Indenture.

Section 4.2.    Continuing Disclosure. The Borrower hereby covenants and agrees that it will comply with and carry out all of the provisions of the Continuing Disclosure Agreement, if and to the extent applicable and required. Notwithstanding any other provision of this Loan Agreement to the contrary, failure of the Borrower to comply with the Continuing Disclosure Agreement shall not be considered an Event of Default; however, the Bond Trustee may (and, at the request of the holders of at least 25% aggregate principal amount in Outstanding Bonds shall, but only to the extent the Bond Trustee has been tendered funds in an amount satisfactory to it or it has been otherwise indemnified from and against any loss, liability, cost or expense, including without limitation, fees and expense of its counsel and agents and additional fees and charges of the Bond Trustee) or any Bondholder may, take such actions as may be necessary and appropriate, including seeking specific performance by court order, to cause the Borrower to comply with their obligations under this Section.

Section 4.3.    Tax-Exempt Bonds Not to Become Taxable.

(a)    The Borrower covenants and agrees that its use of the Proceeds of the Series 2026 Bonds will at all times satisfy the requirements of the Tax Certificate.

(b)    The Borrower will cause such use of the proceeds of the Series 2026 Bonds and all other funds held by the Bond Trustee under the Trust Indenture or otherwise allocable to the Series 2026 Bonds, restrict the investment of such proceeds and other funds, and take such other and further action as may be required so that the Series 2026 Bonds will not constitute “arbitrage bonds” under Section 148(a) of the Code and the Regulations. In particular, but without limitation, the Borrower agrees to instruct the Bond Trustee with respect to investments in accordance with Section 5.4 of the Trust Indenture. The Borrower agrees to pay all of the fees and expenses of a nationally recognized bond counsel, a certified public accountant and any other necessary consultant employed by such Borrower in connection with any of the requirements imposed by Section 5.4 of the Trust Indenture.

(c)    The Borrower shall comply and shall cause its affiliates to comply with the requirements of Section 148 of the Code as they relate to the Series 2026 Bonds.

(d)    The Borrower agrees to provide to the Rebate Analyst, at such time as required by the Bond Trustee, all information reasonably required by the Rebate Analyst with respect to Nonpurpose Investments held under the Trust Indenture or otherwise.

(e)    The Borrower covenants and agrees that the average maturity of the Series 2026 Bonds, taking into account the issue price of the various maturities of the Series 2026 Bonds, will not exceed 120 percent of the reasonably expected economic life of the 2026 Project, taking into account the respective cost of each item composing the 2026 Project. For purposes of the preceding sentence, the reasonably expected economic life of the 2026 Project shall be determined as of the later of (i) the date on which the Series 2026 Bonds are issued or (ii) the date on which the 2026 Project is placed in service (or expected to be placed in service). In addition, land shall not be taken into account in determining the reasonably expected economic life of the 2026 Project.

(f)    The Borrower covenants and agrees not to take any action, or knowingly omit to take any action within its control, that, if taken or omitted, respectively, would cause the Series 2026 Bonds to be “federally guaranteed” within the meaning of section 149(b) of the Code and applicable regulations thereunder, except as permitted by section 149(b)(3) of the Code and such regulations.

Section 4.4.    Permitted Indebtedness. The Borrower shall not incur any additional Indebtedness so long as the Series 2026 Bonds are outstanding, other than Indebtedness incurred for the purpose of (i) refinancing, repurchasing or refunding the Series 2026 Bonds, (ii) paying costs of issuance in connection therewith, and (iii) funding any reserves or capitalized interest accounts in connection therewith.

Section 4.5.    Further Assurances and Corrective Instruments. The Issuer (subject to Section 7.13 hereof) and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Project or for carrying out the intention of or facilitating the performance of this Loan Agreement.

Section 4.6.    Covenant by Borrower as to Compliance with Trust Indenture. The Borrower covenants and agrees that it will comply with the provisions of the Trust Indenture with respect to the Borrower and that the Bond Trustee and the Bondholders shall have the power and authority provided in the Trust Indenture. The Borrower further agrees to aid in the furnishing to the Issuer or the Bond Trustee of opinions that may be required under the Trust Indenture. The Borrower covenants and agrees that the Bond Trustee shall be entitled to and shall have all the rights, including the right to enforce against such Borrower the provisions of the Borrower Financing Documents, pertaining to the Bond Trustee notwithstanding the fact that the Bond Trustee is not a party to the Borrower Financing Documents.

Section 4.7.    Assignment of Agreement. The Borrower may not assign its rights, interests or obligations hereunder or under the Borrower Financing Documents.

(b)    The Issuer agrees that it will not knowingly assign or transfer any of the Borrower Financing Documents or the revenues and other receipts, funds and moneys to be received thereunder during the Term except to the Bond Trustee as provided in this Loan Agreement and the Trust Indenture.

ARTICLE V
EVENTS OF DEFAULT AND REMEDIES

Section 5.1.    Events of Default.

“Event of Default”, as used herein, shall mean any of the following events of which a Responsible Officer of the Bond Trustee has received actual written notice (provided that the Bond Trustee shall be deemed to have received written notice with respect to any event specified in subsection (a)), unless in each case cured by the Borrower, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)     if the Borrower shall fail

(i)     to make or cause to be made any payment of principal, Redemption Price, Purchase Price or interest when due hereunder; or

(ii)    to make any deposit or other payment required to be made to the Bond Trustee hereunder prior to the earlier of (1) the 15th day following the due date of such deposit or payment in accordance with the terms hereof, or (2) the date on which any payment is required to be made by the Bond Trustee on the Bonds from any such amount; or

(b)    if the Parent Guarantor shall fail to comply with Section 3.1(h), (i), (j), (k), (l), (n) or (o) of the Parent Guaranty, or SKY IV shall fail to comply with Section 3.2(a) or (b) or Section 3.3 of the SKY IV Guaranty; or

(c)    if the Borrower or any Guarantor shall fail to observe or perform any covenant or agreement made by such party in this Loan Agreement or any Borrower Financing Document and such failure continues for a period of 30 days after written notice of such failure, requiring the same to be remedied, shall have been given by the Bond Trustee or the Issuer (with regards to the Unassigned Rights) to the Borrower or any Guarantor, the giving of which notice shall be at the discretion of the Issuer or the Bond Trustee unless the Bond Trustee is requested in writing to do so by the holders of at least 25% in aggregate principal amount of the Outstanding Bonds; provided, however, that if such observance or performance requires work to be done, actions to be taken, or conditions to be remedied, which by their nature cannot reasonably be done, taken or remedied within such 30-day period but can be done, taken or remedied within a reasonable period of time, no Event of Default shall be deemed to have occurred or to exist if, and so long as, the Borrower or such Guarantor, as applicable, shall commence such work, action or other remedy within such 30-day period and shall diligently and continuously prosecute the same to completion; or

(d)    an “Event of Default” shall occur under the Drawdown Note Agreement or the Master Trust Indenture (as defined in the Parent Guaranty) and a holder or holders of any obligation issued pursuant thereto or a trustee or trustees under any such agreement or instrument accelerates such obligation; or

(e)    if any warranty, representation, certification, financial statement or other information made or furnished to induce the Issuer to enter into this Loan Agreement or allow any Bonds to be issued, or made or furnished, at any time, in or pursuant to the terms of any Borrower Financing Document or the Borrower shall prove to have been false or misleading in any material respect when made or furnished and shall result in a Material Adverse Effect and, if capable of being cured, such misrepresentation shall continue uncured for thirty (30) or more days from the discovery thereof; provided that if the Borrower commences efforts to cure such misrepresentation within such thirty (30) day period the Borrower may continue to effect such cure of the misrepresentation and such misrepresentation shall not be deemed an Event of Default if the Borrower are diligently pursuing the cure.

Section 5.2.    Remedies on Default.

(a)     Whenever any Event of Default shall have occurred, the Bond Trustee, or the Issuer where so provided herein, may take any one or more of the following actions:

(i)    The obligations of the Borrower hereunder may be accelerated or shall be accelerated in the same manner and subject to the same conditions as specified in Sections 8.1(b) and 8.1(c) of the Trust Indenture and, to the extent any Bond is accelerated.

(ii)    The Issuer, without the consent of the Bond Trustee or any Bondholder, may proceed to enforce the obligations of the Borrower to the Issuer in respect of the Unassigned Rights.

(iii)    The Bond Trustee may take whatever action at law or in equity it may have to collect the amounts then due and thereafter to become due, or to enforce the performance or observance of the obligations, agreements, and covenants of the Borrower under the Borrower Financing Documents, including, to the extent permitted by applicable law, by mandamus or by the appointment of a receiver in equity with power to charge and collect rents, purchase price payments, and loan payments and to apply the revenues from the Project in accordance with such Borrower Financing Document.

(iv)    The Bond Trustee may exercise any and all rights it may have under the General Financing Documents, including, without limitation, the requirement that the Borrower obtain the prior written consent of the Bond Trustee to the taking of any action otherwise permitted by the General Financing Documents.

(b)    In the event that any Event of Default or any proceeding taken by the Issuer or by the Bond Trustee thereon shall be waived or determined adversely to the Issuer or the Bond Trustee, then the Event of Default shall be annulled and the Issuer, the Bond Trustee and the Borrower shall be restored to their former rights hereunder, but no such waiver or determination shall extend to any subsequent or other default or impair any right consequent thereon.

Section 5.3.    No Duty to Mitigate Damages. Unless otherwise required by law, neither the Issuer, the Bond Trustee nor any Bondholder shall be obligated to do any act whatsoever or exercise any diligence whatsoever to mitigate the damages to the Borrower if an Event of Default shall occur.

Section 5.4.    Remedies Cumulative. No remedy herein conferred upon or reserved to the Issuer or the Bond Trustee is intended to be exclusive of any other available remedy or remedies but each and every such remedy shall be cumulative and shall be in addition to every remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. Delay or omission to exercise any right or power accruing upon any default or failure by the Issuer or the Bond Trustee to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies upon default by the Borrower hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce, by injunction or other appropriate legal or equitable remedy, strict compliance by the Borrower with all of the covenants and conditions hereof; or of the right to exercise any such rights or remedies, if such default by the Borrower be continued or repeated.

Section 5.5.    Notice of Default by Bond Trustee. Upon the Bond Trustee receiving notice or being deemed to have received notice of an Event of Default hereunder in accordance with Section 1.2 and 9.3(h) of the Trust Indenture, the Bond Trustee shall, in accordance with Section 8.10 of Indenture, promptly deliver written notice of the same to the holders and, except to the extent notice of the same has been delivered thereto by another Person (or was sent by such Person) to the Issuer and the Borrower.

ARTICLE VI
PREPAYMENT PROVISIONS; CONVERSION

Section 6.1.    Optional and Extraordinary Prepayment.

(a)    The Borrower shall have, and is hereby granted, the option to prepay its obligations hereunder as a whole, or in part, at any time by delivering a written notice to the Bond Trustee in accordance with the Trust Indenture, with a copy to the Issuer, setting forth the amount to be prepaid, the amount of Bonds requested to be redeemed with the proceeds of such payment (to the extent authorized by and in the manner required by the Trust Indenture or any Supplemental Indenture authorizing the issuance of such Bonds), and the date on which such Bonds are to be redeemed. Such prepayment must be sufficient to provide moneys for the payment of interest and Redemption Price in accordance with the terms of the Bonds requested to be redeemed with such prepayment and all other amounts then due under the Borrower Financing Documents. In the event of any complete prepayment of the Borrower’s obligations hereunder, the Borrower shall, at the time of such prepayment, also pay or provide for the payment of all fees and expenses of the Issuer, the Issuer Indemnified Persons, the Bond Trustee and Paying Agent (including without limitation attorneys’ fees and expenses) accrued and to accrue through the final payment of all the Bonds. Any such prepayments shall be applied to the redemption of Bonds in the manner provided in Article VI of the Trust Indenture, and credited against payments due hereunder in the same manner.

(b)    The Borrower shall be required to prepay their loan payments in whole or in part to the extent and at the times necessary to effect, a mandatory redemption in the manner and at the times required by Article III of the Trust Indenture.

(c)    The Borrower may prepay their loan payments in whole or in part to effect an extraordinary optional redemption to the extent, in the manner and at the times permitted pursuant to the Trust Indenture.

(d)    In any such case, the loan payment shall be a sum sufficient, together with other funds deposited with the Bond Trustee and available for such purpose, to redeem the Bonds called for the redemption under the Trust Indenture at the applicable Redemption Price, and with respect to any final payment of the Bonds all other amounts due under this Loan Agreement.

Section 6.2.    Notice of Prepayment. To exercise any options granted in this Article, or to consummate the acceleration of the loan payments as set forth in this Article, the written notice to the Bond Trustee and the Issuer shall be signed by an Authorized Representative of the Borrower and shall specify therein the date of prepayment, which date shall be not less than ten (10) days nor more than ninety (90) days from the date the notice is received by the Bond Trustee. A duplicate copy of any written notice hereunder shall also be filed with the Issuer by the Borrower.

Section 6.3.    Conversion. On any Mandatory Tender Date, the Borrower may elect to convert all or a portion of such Bonds to bear interest at a new Term Rate for a new Term Rate Period or convert all or a portion of such Bonds to bear interest at a Fixed Rate, as set forth in the Bond Indenture.

ARTICLE VII
GENERAL

Section 7.1.    Trust Indenture.

(a)    Moneys received from the sale of the Bonds and all loan payments made by the Borrower and all other moneys received by the Issuer or the Bond Trustee under the General Financing Documents shall be applied solely and exclusively in the manner and for the purposes expressed and specified in the Trust Indenture and in the Bonds and as provided in this Loan Agreement.

(b)    The Borrower shall have and may exercise all the rights, powers and authority given the Borrower in the Trust Indenture and in the Bonds, and the Trust Indenture and the Bonds shall not be modified, altered or amended in any manner which adversely affects such rights, powers and authority or otherwise adversely affects the Borrower without the prior written consent of the Borrower.

Section 7.2.    Benefit of and Enforcement by Bondholders. The Issuer and the Borrower agree that this Loan Agreement is executed in part to induce the purchase by others of the Bonds and for the further securing of the Bonds, and accordingly that all covenants and agreements on the part of the Issuer and the Borrower as to the amounts payable with respect to the Bonds hereunder are hereby declared to be for the benefit of the holders from time to time of the Bonds and may be enforced as provided in the Trust Indenture on behalf of the Bondholders by the Bond Trustee.

Section 7.3.    Amendments. This Loan Agreement may be amended only in accordance with the requirements of the Trust Indenture.

Section 7.4.    Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or on the third Business Day after mailed by certified mail, postage prepaid, or trackable overnight delivery, (or if earlier, when received or refused) addressed as follows:

Issuer:	PUBLIC FINANCE AUTHORITY
22 East Mifflin Street, Suite 900
Madison, WI 53703
Attention: Scott Carper and Michael LaPierre

If to the Borrower:	SKY HARBOUR CAPITAL III LLC
Hangar M, 136 Tower Road
Westchester County Airport
White Plains, NY 10604
Attention: Tim Herr

If to Bond Trustee:	UMB BANK, N.A.
1412 Broadway, Suite 1606
New York, NY 10018
Attention: ____________________

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Borrower to the other shall also be given to the Bond Trustee. The Issuer, the Borrower and the Bond Trustee may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 7.5.    Non-Liability of Issuer. The Issuer shall not be obligated to pay the principal of, premium, if any, or interest on the Bonds or any costs incidental thereto, except from the Trust Estate. Neither the faith and credit nor the taxing power of any Sponsor, any Member, the State of Wisconsin or any other political subdivision or agency thereof or any political subdivision approving the issuance of the Bonds, nor the faith and credit of the Issuer, is pledged to the payment of the principal of, premium, if any, or interest on the Bonds or any costs incidental thereto. The Issuer has no taxing power. The Issuer shall not be directly, indirectly, contingently or otherwise liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Loan Agreement, the Bonds or the Bond Indenture, except only to the extent amounts are received for the payment thereof from the Borrower under this Loan Agreement, and except as may result solely from the Issuer’s own willful misconduct.

The Borrower hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds is the Trust Estate, and hereby agrees that if the payments to be made under this Loan Agreement shall ever prove insufficient to pay all principal of, premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise) or any costs incidental thereto, then upon notice or demand from the Bond Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium, if any, or interest, or costs incidental thereto when due including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Bond Trustee, the Issuer, the Borrower or any third party, subject to any right of reimbursement from the Bond Trustee, the Issuer or any such third party, as the case may be, therefor.

Section 7.6.    Waiver of Personal Liability. No Issuer Indemnified Person or any member, director, officer, agent or employee of the Borrower shall be individually or personally liable for the payment of any principal (or Redemption Price) or interest on the Bonds or costs incidental thereto or any sum hereunder or under the Trust Indenture or be subject to any personal liability or accountability by reason of the execution and delivery of this Loan Agreement, the Trust Indenture, or any other General Financing Document; but nothing herein contained shall relieve any such member, director, officer, agent or employee of the Borrower from the performance of any official duty provided by law or by this Loan Agreement.

Section 7.7.    Filing.

(a)    Financing statements reflecting the security interest of the Bond Trustee under Section 3.9 hereof and the assignment of such security interests to the Bond Trustee shall be filed by the Borrower in a form which fully complies with the Uniform Commercial Code filing and in such office as may be at the time provided by law as the proper place for the filing of any of the foregoing by the Borrower. Subject to Section 7.7 of the Trust Indenture, continuation statements for the financing statements filed at the time of issuance of the Bonds shall be filed by the Bond Trustee within the time prescribed by the Uniform Commercial Code in order to continue the perfection of such security interest.

(b)    The Borrower hereby irrevocably authorize the Bond Trustee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any continuation statements and amendments thereto that (a) indicate the collateral (i) as all assets of the Borrower pledged under this Loan Agreement or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code of the state of organization of the Borrower, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the state of the Borrower’s location for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates. The Borrower agrees to furnish any such information to the Bond Trustee promptly upon request. The Borrower also ratifies its authorization for the Bond Trustee to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof

Section 7.8.    Prior Agreements Superseded. This Loan Agreement, together with all agreements executed by the parties concurrently herewith or in conjunction with the sale of the Series 2026 Bonds or any other Bonds, shall completely and fully supersede all other prior understandings or agreements, both written and oral, between the Issuer and the Borrower relating to the leasing of property and financing of the Project, including those contained in any commitment letter executed in anticipation of the issuance of the Series 2026 Bonds or any other Bonds.

Section 7.9.    Execution of Counterparts. This Loan Agreement may be executed simultaneously in several counterparts each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7.10.    Expenses. The Borrower shall pay and indemnify the Issuer and the Issuer Indemnified Persons all fees, costs, expenses and charges, including fees and expenses of attorneys, accountants, consultants and other experts, incurred in good faith and arising out of or in connection with this Loan Agreement, Borrower Financing Documents, the Bonds or the Trust Indenture. The Borrower shall pay the compensation of the Bond Trustee in accordance with Section 9.4 of the Trust Indenture and indemnify the Bond Trustee against all reasonable fees, costs and charges, including reasonable fees and expenses of attorneys, accountants, consultants and other experts, incurred in good faith (and with respect to the Bond Trustee, without gross negligence) and arising out of or in connection with this Loan Agreement, the General Financing Documents, the Bonds or the Trust Indenture. These obligations and those in Section 7.11 shall remain valid and in effect notwithstanding repayment of the loan hereunder or the Bonds or termination of this Loan Agreement or the Trust Indenture.

Section 7.11.    Indemnification. The Borrower hereby fully and forever and irrevocably release and, to the fullest extent permitted by law, the Borrower jointly and severally agrees to indemnify, hold harmless and defend the Issuer, every Issuer Indemnified Person, the Bond Trustee and any of its respective officers, members, directors, officials, employees, attorneys and agents (collectively, the “Trustee Indemnified Persons” and together with the Issuer and the Issuer Indemnified Persons, the “Indemnified Parties”), against any and all fees, losses, damages, claims, actions, liabilities, costs and charges, and expenses of any conceivable nature, kind or character (including, without limitation, fees and expenses of attorneys, accountants, consultants and other experts, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments) to which the Indemnified Parties, or any of them, may become subject under any statutory law or regulation (including, without limitation, federal or state securities laws and regulations or federal tax laws and regulations) or at common law or otherwise (collectively, “Liabilities”), arising out of or based upon or in any way relating to:

(i)    the Bonds, the Trust Indenture, this Loan Agreement, the General Financing Documents or the Tax Agreement or the execution or amendment hereof or thereof or in connection with transactions contemplated hereby or thereby, including the issuance, sale or resale of the Bonds;

(ii)    the performance or observance by or on behalf of the Issuer of those things on the part of the Issuer agreed to be performed or observed hereunder or under the Trust Indenture or the other documents identified in Subsection (i) above;

(iii)    any act or omission of the Borrower or any of its affiliates or affiliated persons, agents, contractors, servants, employees, tenants or licensees in connection with the Project, the operation of the Project, or the condition, environmental or otherwise, occupancy, use, possession, conduct or management of work done in or about, or from the planning, design, acquisition, installation or construction of, the Project or any part thereof;

(iv)    any lien or charge upon payments by the Borrower to the Issuer or the Bond Trustee hereunder, or any taxes (including, without limitation, all ad valorem taxes and sales taxes), assessments, impositions and other charges imposed on the Issuer or the Bond Trustee in respect of any portion of the Project;

(v)    any violation of any Environmental Regulations with respect to, or the release of any Hazardous Substances from, the Project or any part thereof;

(vi)    the defeasance and/or redemption, in whole or in part, of the Bonds;

(vii)    any untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in any offering or disclosure document or disclosure or continuing disclosure document for the Bonds or any of the documents relating to the Bonds, or any omission or alleged omission from any offering or disclosure document or disclosure or continuing disclosure document for the Bonds of any material fact necessary to be stated therein in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(viii)    any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable;

(ix)    any investigation or formal or informal inquiry by any federal, state, or local governmental or regulatory agency (including, but not limited to, the U.S. Securities & Exchange Commission) with respect to the Bonds or the transactions contemplated by the Issuer Financing Documents or in connection therewith;

(x)    any third-party request to the Issuer for documents or information regarding the Bonds or related documents or transactions pursuant to the Federal Freedom of Information Act (“FOIA”) or Wisconsin Public Records Law (Wis. Stat. §§ 19.21, et. seq.); to the extent not paid by the requesting party;

(xi)    the Bond Trustee’s acceptance or administration of the trust of the Trust Indenture, or trust hereunder, including the costs and expenses of enforcing the provisions of this Loan Agreement (including this Section) and the Trust Indenture against the Issuer or the Borrower and defending itself against any claim (whether asserted by the Issuer, the Borrower, or any holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties thereunder or under any of the documents relating to the Bonds to which it is a party; or

(xii)    any injury to, or death of, any Person or damage to property in or upon any Project or growing out of, or connected with, the use, nonuse, condition or occupancy of the Project;

except (A) in the case of the foregoing indemnification of the Trustee Indemnified Persons, to the extent such Liabilities are caused by the gross negligence or willful misconduct of such Trustee Indemnified Person; or (B) in the case of the foregoing indemnification of the Issuer and any Issuer Indemnified Person, to the extent such Liabilities are caused by the willful misconduct of the Person seeking indemnification.

THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE ISSUER AND THE ISSUER INDEMNIFIED PERSONS SHALL BE RELEASED FROM, AND INDEMNIFIED HEREUNDER AGAINST, LIABILITIES ARISING FROM THE ISSUER’S OR ANY ISSUER INDEMNIFIED PERSON’S OWN NEGLIGENCE OF ANY KIND, DESCRIPTION OR DEGREE (EXPRESSLY WAIVING THE COMPARATIVE NEGLIGENCE PROVISIONS OF SECTION 895.045 OF THE WISCONSIN STATUTES AND THE STATUTORY AND COMMON-LAW CONTRIBUTORY OR COMPARATIVE NEGLIGENCE LAWS OF ANY OTHER STATE OR JURISDICTION), OR BREACH OF CONTRACTUAL DUTY, WITHOUT REGARD TO OR THE NECESSITY OF ANY BREACH OR FAULT ON THE PART OF THE BORROWER OR ANY OTHER PERSON, EXCEPT INSOFAR AS AND TO THE EXTENT THAT ANY SUCH LIABILITIES ARISE FROM THE WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION.

In the event that any action or proceeding is brought against any Indemnified Party with respect to which indemnity may be sought hereunder, the Borrower, upon written notice from the Indemnified Party, shall assume the investigation and defense thereof, including the employment of counsel selected by the Indemnified Party, and shall assume the payment of all fees and expenses related thereto, with full power to litigate, compromise or settle the same in its sole discretion; provided that the Indemnified Party shall have the right to review and approve or disapprove any such compromise or settlement. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Borrower shall pay the fees and expenses of such separate counsel; provided, however, that such Indemnified Party may only employ separate counsel at the expense of the Borrower if in the judgment of such Indemnified Party a conflict of interest exists by reason of common representation or if all parties commonly represented do not agree as to the action (or inaction) of counsel.

(b)    The rights of any Persons to indemnity hereunder and rights to payment of fees and expenses and reimbursement of fees and expenses shall survive the final payment or defeasance of the Bonds and in the case of the Bond Trustee any resignation or removal. The provisions of this Section shall remain valid and in effect notwithstanding repayment of the loan hereunder or payment, redemption or defeasance of the Bonds or the termination of this Loan Agreement or the Trust Indenture.

(c)    Insofar as any document or instrument issued or delivered in connection with the Bonds (including without limitation, the documents referred to in subsection (i) above) purports to constitute an undertaking by or impose an obligation upon the Borrower to provide indemnification to the Issuer or the Issuer Indemnified Persons, the indemnification provision or provisions of such document shall not be deemed, interpreted or construed in any way as a modification of or limitation upon the Borrower’s obligations or the rights of the Issuer or any Issuer Indemnified Person under this Section 7.11, and the provisions of this Section 7.11 shall in every respect supersede the indemnification provisions of any such other document and shall apply thereto as if fully set forth therein.

Section 7.12.    No Obligation to Enforce Assigned Rights. Notwithstanding anything to the contrary in this Loan Agreement or the Trust Indenture, the Issuer shall have no obligation to and instead the Bond Trustee and/or the Bondholders, as the case may be, in accordance with this Loan Agreement or the Trust Indenture, shall have the exclusive right, without any notice to, direction from, or action by the Issuer, to take any and all steps, actions and proceedings, to enforce any or all rights of the Issuer (other than the Unassigned Rights) under this Loan Agreement or the Trust Indenture, including, without limitation, the rights to enforce the remedies upon the occurrence and continuation of an Event of Default and the obligations of the Borrower under this Loan Agreement.

Section 7.13.    Issuer’s Performance. None of the provisions of this Loan Agreement or the Trust Indenture shall require the Issuer to expend or risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder or thereunder, unless payable from the Trust Estate, or unless the Issuer shall first have been adequately indemnified to its satisfaction against the cost, expense, and liability which may be incurred thereby. The Issuer shall not be under any obligation hereunder or under the Bond Indenture to perform any administrative service with respect to the Bonds or the Project (including, without limitation, record keeping and legal services), it being understood that such services shall be performed or provided by the Bond Trustee or the Borrower. The Issuer covenants that it will faithfully perform at all times any and all covenants, undertakings, stipulations, and provisions expressly contained in this Loan Agreement, the Trust Indenture, and any and every Bond executed, authenticated and delivered under the Trust Indenture; provided, however, that the Issuer shall not be obligated to take any action or execute any instrument pursuant to any provision hereof unless and until it shall have (i) been directed to do so in writing by the Borrower, the Bond Trustee, or the Bondholder having the authority to so direct; (ii) received from the Borrower, the Bond Trustee, or the Bondholder requesting such action or execution assurance satisfactory to the Issuer that the Issuer’s expenses incurred or to be incurred in connection with taking such action or executing such instrument have been or will be paid or reimbursed to the Issuer; and (iii) if applicable, received in a timely manner the instrument or document to be executed, in form and substance satisfactory to the Issuer.

In complying with any provision herein or in the Trust Indenture, including, but not limited to, any provision requiring the Issuer to “cause” another Person to take or omit any action, the Issuer shall be entitled to rely conclusively (and without independent investigation or verification) (i) on the faithful performance by the Bond Trustee or the Borrower, as the case may be, of their respective obligations hereunder and under the Trust Indenture and (ii) upon any written certification or opinion furnished to the Issuer by the Bond Trustee or the Borrower, as the case may be. In acting, or in refraining from acting, under this Loan Agreement or the Trust Indenture, the Issuer may conclusively rely on the advice of its counsel. The Issuer shall not be required to take any action hereunder or under the Trust Indenture that it reasonably believes to be unlawful or in contravention hereof or thereof.

Section 7.14.    No Impairment of Rights. Nothing herein shall be deemed or construed to limit, impair or affect in any way the Issuer’s (or any Issuer Indemnified Person's) right to enforce the Unassigned Rights, regardless of whether there is then existing an Event of Default (including, without limitation, a payment default), or any action based thereon or occasioned by an Event of Default or alleged Event of Default, and regardless of any waiver or forbearance granted by the Bond Trustee or any Bondholder in respect thereof. Any default or Event of Default in respect of the Unassigned Rights may only be waived with the Issuer’s written consent.

Section 7.15.    Closing Expenses. In addition to and without in any way limiting the Borrower’s obligations to pay and indemnify the Issuer and the Issuer Indemnified Persons against fees, costs and charges arising out of or in connection with this Loan Agreement, the Borrower Financing Documents, the Bonds or the Trust Indenture, the Borrower shall pay, upon the closing of the issuance of the Bonds and as a condition thereto: (i) to the Issuer, the Issuer’s issuance fee equal to the sum of (A) $30,000 and (B) 0.025% (2.5 basis points) times the par amount of the Series 2026 Bonds in excess of $20,000,000 (less, if applicable, any application fee heretofore paid by the Borrower to the Issuer); and (ii) attorney’s fees of incurred by the Issuer in connection with the issuance of the Bonds.

Section 7.16.    Survival of Provisions. The provisions of this Loan Agreement and the Trust Indenture and any other document in connection with the issuance of the Bonds to which the Issuer is a party concerning (a) the tax-exempt status of the Series 2026 Bonds (including, but not limited to, provisions concerning rebate); (b) the interpretation of this Loan Agreement; (c) the governing law, jurisdiction and venue; (d) the Issuer’s right to rely on written representations of others contained herein or in any other document or instrument issued or entered into in respect of the Bonds, regardless of whether the Issuer is a party thereto; (e) the compensation and indemnification rights and exculpation from liability of the Issuer and the Issuer Indemnified Persons and the Trustee Indemnified Persons; and (f) any other provision of this Loan Agreement not described or enumerated above that expressly provides for its survival, shall survive and remain in full force and effect notwithstanding the payment or redemption in full, or defeasance of the Bonds, the discharge of the Trust Indenture, and the termination or expiration of this Loan Agreement.

Section 7.17.    Third Party Beneficiaries. Notwithstanding any provision hereof to the contrary, it is specifically acknowledged and agreed that, to the extent of their rights hereunder (including, without limitation, their rights to immunity and exculpation from pecuniary liability) each Issuer Indemnified Person is a third-party beneficiary of this Loan Agreement entitled to enforce such rights in his, her, its, or their own name.

Section 7.18.    Governing Law. This Loan Agreement shall be governed by the laws of the State of Wisconsin, without regard to its conflicts of laws provisions. All claims of whatever character arising out of this Loan Agreement or under any statute or common law relating in any way, directly or indirectly, to the subject matter hereof or to the dealings between the Issuer and any other party hereto, if and to the extent that such claim potentially could or actually does involve the Issuer or any Issuer Indemnified Person, shall be brought in any state or federal court of competent jurisdiction located in Dane County, Wisconsin. By executing and delivering this Loan Agreement, each party hereto irrevocably: (i) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (ii) waives any defense of forum non conveniens; and (iii) agrees not to seek removal of such proceedings to any court or forum other than as specified above. The foregoing shall not be deemed or construed to constitute a waiver by the Issuer of any prior notice or procedural requirements applicable to actions or claims against or involving joint powers commissions or governmental units of the State of Wisconsin that may exist at the time of and in connection with such matter.

Section 7.19.    Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT OR ANY RELATED DOCUMENT.

Section 7.20.    Patriot and U.S.A. Freedom Act Requirements of the Bond Trustee. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. Accordingly, the Bond Trustee will require documentation from each non-individual person such as a business entity, a charity, a trust, or other legal entity, verifying its formation as a legal entity. The Bond Trustee may also request financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Issuer and Borrower agree that they will provide the Bond Trustee with such information as it may request in order for the Bond Trustee to satisfy the requirements of the U.S.A. Patriot Act.

Section 7.21.    Rights of Trustee. The Bond Trustee shall possess the rights, powers, privileges, protections, benefits, indemnities and immunities that it possesses as trustee under the Trust Indenture and other General Financing Documents. Notwithstanding anything else to the contrary set forth herein, whenever reference is made herein to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken (or not to be), suffered or omitted by the Bond Trustee or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Bond Trustee, (i) such provision shall refer to the Bond Trustee exercising each of the foregoing at the instruction of the Required Bondholders and (ii) it is understood that in all cases, the Bond Trustee shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Required Bondholders in respect of such action.

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IN WITNESS WHEREOF, the parties to this Loan Agreement have caused this Loan Agreement to be executed all as of the date first above written.

PUBLIC FINANCE AUTHORITY

By	/s/ Amity A. Dias
Name: Amity A. Dias
Title: Assistant Secretary
SKY HARBOUR CAPITAL III, LLC

		By	/s/ Tal Keinan
Name: Tal Keinan
Title: Authorized Officer

Signature Page to Loan Agreement

Schedule I

Project Jurisdictions

Exhibit A

Form of Requisition From Series 2026 Construction Account

TO:	UMB Bank, N.A.,	Requisition No. _______
	as Trustee	Date: _______ _____, 20___
______________
______________
Attention: ____________________

Pursuant to the Trust Indenture dated as of January 1, 2026 (the “Indenture”), by and between the Public Finance Authority, a joint powers commission created under Section 66.0304 of the Wisconsin Statutes, a unit of government and a body corporate and politic organized and existing under the laws of the State of Wisconsin (the “Issuer”), and UMB Bank, N.A., as trustee thereunder (the “Bond Trustee”), and the Loan Agreement, dated as of January 1, 2026 (the “Loan Agreement”), by and between the Issuer and Sky Harbour Capital III, LLC, we request that you make disbursement of funds from the [Bond Proceeds Subaccount/Equity Subaccount] of the Series 2026 Construction Account of the Series 2026 Bond Fund (created by Section 5.1 of the Indenture) held by you, as Bond Trustee under the Indenture, to the following payees in the following amount:

Payee:

Payee’s Address:

Amount:

Purpose of Requisition:

Subaccount: [Bond Proceeds/Equity]

We hereby certify that:

(a)	the component of the 2026 Project being funded with this requisition is a Borrowing Base Project;

(b)

the amount being requisitioned pursuant hereto is not more than the total amount reasonably expected by the Borrower to be necessary to complete such component of the 2026 Project, taking into account the other available sources of funding therefor;

(c)	none of the items for which funds are being requisitioned has formed the basis for any disbursement heretofore made from the any fund or account created under the Indenture; and

(d)

each item for which funds are being requisitioned from the Series 2026 Construction Account is a proper item to be paid and are being used, directly or indirectly, for the payment of costs of the 2026 Project.

We further hereby certify that no Event of Default (as defined in the Loan Agreement or the Indenture) has occurred and is continuing as of the date hereof.

With respect to this requested disbursement, the Borrower (i) certifies that it has reviewed any wire instructions set forth in such written disbursement direction to confirm such wire instructions are accurate, (ii) agrees to indemnify and hold harmless the Bond Trustee from and against any and all claim, demand, loss, liability, tax or expense sustained, including but not limited to attorneys’ fees and expenses and fees and expenses resulting directly or indirectly as a result of making the disbursement requested, and (iii) agrees that it will not seek recourse from the Bond Trustee as a result of losses incurred by Borrower for making the disbursement in accordance with the disbursement direction.

IN WITNESS WHEREOF, the Borrower has caused this Requisition to be executed in its name by its authorized officer as of this _____ day of __________, 20__.

SKY HARBOUR CAPITAL III LLC

By________________________

Authorized Officer